UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTRAL GARDEN & PET COMPANY

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Tuesday, February 12, 2019, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the EMBASSY SUITES WALNUT CREEK, 1345 Treat Boulevard, Walnut Creek, California 94597, on Tuesday, February 12, 2019, at 10:30 A.M. for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 28, 2019; and

(3)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2018, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for this annual meeting to stockholders through the Internet. On or about December 21, 2018, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018 (which the Company posted on the Internet on December 21, 2018), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

Dated: December 21, 2018

By Order of the Board of Directors
George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 12, 2019 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December 21, 2018. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 29, 2018) by posting them on the Internet on December 21, 2018. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares either in person at the meeting or by proxy. To vote in person, Class B or Common stockholders should bring a form of identification, such as a valid driver’s license or passport, and proof that they were a stockholder as of December 14, 2018, and the Company will provide a ballot when such stockholders arrive. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the Annual Meeting and want to vote in person—by voting in person such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposal Two)) in

order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote in person at the Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 14, 2018, will be entitled to vote at the Annual Meeting.

As of the close of business on December 14, 2018, there were outstanding 12,145,135 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 44,015,721 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will promptly deliver a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek(1)	73

Lead independent director of the Company. Interim Chairman of the Company from July 2015 until October 2016. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., a bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown(2)	77	Chairman of the Board of the Company from 1980 until February 2018. Chairman of the Investment Committee of the Board of Directors since inception of the Committee in February 2017. From 1980 to June 2003, Mr. Brown served as	1980

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer which he held until February 11, 2013.

Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.

Thomas J. Colligan(2)(4)	74

Mr. Colligan served in executive roles for 38 years at PricewaterhouseCoopers LLP (PwC), including as the firm’s Vice Chairman from 2001 to 2004. After retiring from PwC in 2004, Mr. Colligan worked for two years as managing director at Duke Corporate Education before becoming Vice Dean of Executive Education at the University of Pennsylvania’s Wharton School until 2010. He currently serves on the board of Valiant Integrated Services, a private logistics and services provider, and previously served on the boards of ADT, CNH Global, Office Depot, Inc., Schering Plough Corporation, Educational Management Corporation, Targus Corporation and Anesiva, Inc. Mr. Colligan is a Certified Public Accountant and member of the American Institute of Certified Public Accountants.

Mr. Colligan’s qualifications include his 39 years as a Certified Public Accountant, his PwC experience, his extensive experience with audit and financial issues and his past service on public company boards and audit committees.

			2015

Michael J. Edwards	58	Mr. Edwards served as Chief Executive Officer, of eBags.com (a leading online bag retailer owned by Samsonite) from 2015 to 2017. From 2012 to 2015, Mr. Edwards was the Global Chief Merchandising Officer of Staples (an office supplies retailer). From 2010 to 2011, Mr. Edwards was the President and Chief Executive Officer, and from 2009 to 2010 the Executive Vice President and Chief Merchandising Officer of Borders Group, Inc. Borders Group, Inc. filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code on February 16, 2011. Mr. Edwards serves as a director of Flexsteel Industries, Inc.	2017

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		Mr. Edwards has been a senior executive at a number of major retailers and has significant experience with the transformational impact of e-commerce on consumers, retailers and suppliers.

John E. Hanson	53

Mr. Hanson has over 25 years of leadership experience in Consumer Packaged Goods (CPG) with over 16 years at ConAgra where he was President of ConAgra’s Frozen Foods Division from 2008 to 2012. Previously, Mr. Hanson was a Senior Vice President in Sales at ConAgra from 2006 to 2008 and prior to that, Mr. Hanson held multiple senior level operating roles. Mr. Hanson was also Chief Executive Officer of Oasis Brands Inc. from 2015 to 2017 and has been a consultant to CPG companies since 2013.

As a former senior executive of a large consumer products company, Mr. Hanson is an invaluable resource for the organization with extensive experience growing a company both organically and through acquisitions.

			2018

Brooks M. Pennington III(2)(3)	64	Chairman since February 2018. Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 36 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

John R. Ranelli(2)	72	Mr. Ranelli served as the Company’s Chief Executive Officer from February 2013 to May 2016 and as Acting Principal Financial Officer from February 2016 to September 2016. He continues as a Company consultant and director. Mr. Ranelli served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, from 2011 until November 2016, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global	2010

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
		dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, an optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. Mr. Ranelli serves on the Board of OrthoLite Holdings, LLC and is a member of the Trilantic Capital Partners Advisory Board. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As a former CEO of the Company and an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has deep knowledge about the Company and extensive experience leading and managing all aspects of mid to large consumer products companies.

George C. Roeth	57

Mr. Roeth has been the Company’s President and Chief Executive Officer since June 2016. Mr. Roeth was an executive with The Clorox Company for 27 years prior to his retirement in 2015. From 2013 to 2014, Mr. Roeth served as Chief Operating Officer of Lifestyle, Household and Global Operating Functions of Clorox. Previously, Mr. Roeth served as Senior Vice President and General Manager, during which time he was also Chairman of the Board for the Clorox and Procter & Gamble Joint Venture. Prior to that, Mr. Roeth served in several senior-level marketing and operations roles at Clorox, including Vice President and General Manager, Vice President of Growth and Marketing, and Vice President of Brand Development, among others. Mr. Roeth currently serves on the boards of the Oil-Dri Corporation and the East Oakland Youth Development Foundation.

As a former senior executive of a large consumer products company, Mr. Roeth has a proven track record of delivering profitable growth.

			2015

Mary Beth Springer(1)(3)(4)	54	From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from	2013

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility. Ms. Springer also serves as lead independent director of Nature’s Sunshine Products, Inc., a natural health and wellness company.

As a former senior executive of one of the country’s leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

(1)	Member of Compensation Committee.
(2)	Member of Investment Committee.
(3)	Member of Target Setting Committee
(4)	Member of Audit Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Colligan, Edwards, Hanson and Andrew Woeber and Ms. Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. Mr. Brown served as Chairman from founding the Company in 1980 until February 2018, Mr. Pennington has served as Chairman since that time, and Mr. Roeth has served as Chief Executive Officer since June 2016. The Board determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our operating strategy and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because neither Mr. Brown nor Mr. Pennington is “independent” within the meaning of the NASDAQ listing standards, the Board has selected a director who is independent to serve as the “lead independent director.”

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•

Mr. Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for the audit and compensation committees require that all of the members of those committees be independent.

The Board believes that the separated role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provide an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has four standing committees: Audit, Compensation, Investment and Target Setting. The Company has two informal committees: Executive and Digital Technology. The Board does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2018, the members of the Audit Committee were Messrs. Colligan (Chairman) and Woeber and Ms. Springer. The Company’s Board of Directors has determined that Mr. Colligan qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held nine meetings during fiscal 2018.

Compensation Committee

During fiscal 2018, the members of the Compensation Committee were Messrs. Balousek and Alfred A. Piergallini (until his retirement in February 2018) and Ms. Springer (Chairperson). The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held fifteen meetings during fiscal 2018.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Investment Committee

In February 2017, the Board created the Investment Committee and designated Messrs. Brown (Chairman), Woeber, Colligan, Pennington and Ranelli to serve as members. The functions performed by the Investment Committee include:

•	oversight responsibility for establishing the investment policy of the Company for determining how to deploy excess available equity and debt capital to maximize shareholder value;

•	recommending to the Board investments that it believes will achieve that goal including:

•	acquisitions outside our core business;

•	acquisitions with a purchase price in excess of $100 million;

•	stock repurchases;

•	investments in other public companies;

•	investments in bonds; and

•	other investments with appropriate risk, reward and returns; and

•	responsibility for organization, staffing and oversight of personnel – external and internal – who are engaged in the deployment of excess capital.

The Investment Committee held nine meetings during fiscal 2018.

Target Setting Committee

In February 2017, the Board created the Target Setting Committee. Currently, Mr. Pennington and Ms. Springer serve as members. The function performed by the Target Setting Committee is to work with operating management to align to financial targets for them to develop business plans for the next fiscal year, and collaborate and develop with management, the Company’s Strategic and 5-Year Operating Plan.

The Target Setting Committee held three meetings during fiscal 2018.

Executive Committee

In February 2018, the Board reconstituted the Executive Committee. Currently, Messrs. Brown, Pennington and Roeth serve as members. The function performed by the Executive Committee is to provide a vehicle for communication among the Company’s senior leadership and discharge such responsibilities as are delegated to it by the Board of Directors. The Executive Committee held three meetings during fiscal 2018.

Digital Technology Committee

In August 2018, the Board created the Digital Technology Committee. Currently, Messrs. Edwards and Roeth serve as members. The function performed by the Digital Technology Committee is to bring continuing Board focus to the challenges and opportunities to the Company resulting from the development of e-commerce, digital and other technologies. The Digital Technology Committee held one formal meeting during fiscal 2018.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek and Piergallini and Ms. Springer served as members of the Compensation Committee during fiscal 2018. They have no relationship with the Company other than as directors and stockholders. During fiscal 2018, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2018, there were 14 meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board, who were members at the time, attended the 2018 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board of Directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies. The Board also monitors any specific enterprise risks for which it has chosen to retain oversight rather than delegating oversight to one of its committees, such as risks related to cyber-security.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company received directors’ fees consisting of $60,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, the lead independent director receives an additional retainer fee of $35,000 and the Chairman receives an additional retainer fee of $100,000. Directors who are not employees of the Company who attend meetings of any of the Company’s standing committees receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington receives similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation earned during fiscal 2018 by the Company’s directors, except Mr. Roeth, whose compensation is reported below under Executive Compensation – Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(2)($)	Option Awards (1)(2)(3)($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)	All Other Compen- sation($)		Total($)
John B. Balousek	157,000	20,000	44,470	—	—	—		221,470

William E. Brown(4)	—	299,986	—	—	—	214,592		514,578

Thomas J. Colligan	119,000	20,000	44,470	—	—	—		183,470

Michael J. Edwards	113,500	20,000	44,470	—	—	—		177,970

Brooks M. Pennington(5)	194,500	20,000	44,470	—	—	143,216		402,186

Alfred A. Piergallini(6)	13,000	—	—	—	—	—		13,000

John R. Ranelli	126,500	20,000	44,470	—	—	112,500	(7)	303,470

Mary Beth Springer	112,000	20,000	44,470	—	—	—		176,470

Andrew K. Woeber	141,750	20,000	44,470	—	—	—		206,220

(1)

This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2018 for the relevant assumptions used to determine the valuation of our stock and option awards.

(2)	In fiscal 2018, the grant date fair values were determined using the closing stock price of Class A Common Stock on the date of grant.

(3)	As of the end of fiscal 2018, Messrs. Balousek, Colligan, Edwards, Pennington, Piergallini, Ranelli and Woeber and Ms. Springer held the following options to purchase shares of Class A Common Stock:

	Options
	Vested	Unvested	Restricted Stock
John B. Balousek	20,549	5,710	—

William E. Brown	—	—	30,061

Thomas J. Colligan	8,753	5,710	—

Michael J. Edwards	1,805	3,610	—

Brooks M. Pennington	16,003	5,710	—

Alfred A. Piergallini	6,984	2,100	—

John R. Ranelli	6,003	5,710	—

Mary Beth Springer	8,753	5,710	—

Andrew K. Woeber	6,003	5,710	—

(4)

William E. Brown is a former Chief Executive Officer of the Company and served as Chairman until February 2018 and receives compensation as an employee. All other compensation for Mr. Brown includes salary of $200,000, the Company’s matching contributions under the Company’s 401(k) Plan of $3,125 and medical and life insurance premium payments of $11,467. Mr. Brown’s fiscal 2018 bonus has not yet been determined.

(5)

Brooks M. Pennington III is the Company’s Chairman and Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $129,923, the Company’s matching contributions under the Company’s 401(k) Plan of $974 and medical and life insurance premium payments of $12,319.

(6)	Mr. Piergallini retired from the Board at the February 2018 Annual Meeting of Stockholders.

(7)	Consulting fees.

Director Nominations

Due to the fact that all directors generally participate in interviewing potential Board members, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. Our screening process generally involves successful completion of interviews with each Board member prior to any candidate being considered for nomination to the Board of Directors. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors. Mr. Hanson, who was appointed a director in November 2018, was recommended for consideration as a director by Mr. Brown.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

PROPOSAL TWO

RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2019. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 30, 2017	September 29, 2018
Audit fees	$2,635,000	$3,134,237
Audit-related fees	177,880	504,393
Tax fees	16,450	13,258
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 30, 2017 and September 29, 2018 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 30, 2017 were primarily related to assurance services supporting the Company’s adoption of ASC 606, Revenue from Contracts with Customers, and a statutory audit. The audit-related fees for the fiscal year ended on September 29, 2018 were primarily related to comfort letters related to the Company’s debt and stock offerings and assurance services supporting the Company’s adoption of ASC 606.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2017 and 2018.

AUDIT COMMITTEE REPORT

ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended September 29, 2018 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Auditing Standards No. 1301, Communications With Audit Committees.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 29, 2018.

December 21, 2018	Audit Committee

THOMAS J. COLLIGAN, Chairman
ANDREW K. WOEBER
MARY BETH SPRINGER

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Fiscal 2018 was an excellent year for the Company. The Company reported strong financial results and completed two acquisitions. Net sales for fiscal 2018 increased 7.8% from fiscal 2017. Net income was $123.6 million, or $2.32 per share on a fully diluted basis, compared to net income in fiscal 2017 of $78.8 million, or $1.52 per share on a fully diluted basis.

In fiscal 2018, the Compensation Committee’s actions for the named executive officers included:

•

Salary – Mr. Roeth’s base salary of $837,500 represented an increase of $62,500 for fiscal 2018, the first increase in his salary since he become the Company’s Chief Executive Officer. The Committee also approved increases in base salary of between 1.6% and 2.6% for our other named executive officers, including Messrs. Lahanas, Lynch and Yuhas. Ms. Schwichtenberg did not receive an increase in base salary.

•

Bonus – Fiscal 2018 bonuses have not yet been determined. Fiscal 2017 bonuses ranging from $185,000 to $900,000 were paid to Messrs. Roeth, Lahanas and Yuhas and Ms. Schwichtenberg reflecting their contributions during the year. Mr. Lynch was not an executive officer during fiscal 2017.

•

Equity awards – In fiscal 2018, the Committee granted stock options to the named executive officers; Mr. Roeth also received a restricted stock award, both pursuant to the terms of his employment agreement. Highlights of equity awards made during fiscal 2018 include:

•	Mr. Roeth received 20,436 shares of restricted stock and a stock option grant for 75,075 shares, each with time vesting over four years; and

•

Mr. Lahanas received a stock option grant for 14,450 shares with time vesting over four years. Mr. Yuhas and Ms. Schwichtenberg each received stock option grants for 12,386 shares with time vesting over four years. Mr. Lynch received a stock option grant for 16,515 shares with time vesting over four years.

•

Alignment with Stockholders. A significant portion (ranging from approximately 42% to 72% in fiscal 2018) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executives’ compensation to both annual financial performance and long-term stock price performance and to align their interests with the interests of the Company’s stockholders.

The Committee discharges the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies for executive officers with the Company’s performance and stockholders’ interests. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2017, 63% of the shares voting recommended holding a say-on-pay-vote every three years. As a result, the Board determined to continue to hold a vote every three years. Also, at the Annual Meeting of Stockholders in February 2017, approximately 99% of the shares voting approved the compensation paid to our named executives. Given the overwhelming stockholder support, the Committee determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve superior financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. The Committee considers annual bonus as a means of rewarding job performance and utilizes restricted stock and stock options as a means of linking executives’ long-term compensation to the Company’s long-term performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests and our experience to date supports that conviction.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of Mr. Roeth, the Company’s Chief Executive Officer since June 2016, the Committee retained Pay Governance in 2016 as part of its process of finalizing the terms of his employment agreement and determining his initial salary, bonus potential, actual bonus and equity compensation. The Committee also retained Pay Governance in 2017 to advise the Committee with respect to Mr. Roeth’s compensation for 2017 and his bonus potential and equity compensation in fiscal 2018. The Committee, with the advice of Pay Governance, made its decisions, with respect to Mr. Roeth’s compensation, consistent with his employment agreement.

With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chief Executive Officer may attend portions of meetings of the Committee, although he does not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee determines officers’ annual bonuses after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally attempts to grant bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation.

During fiscal 2016, the Committee engaged Pay Governance to help it evaluate the appropriate mix of compensation for Mr. Roeth and formulate an initial compensation package for Mr. Roeth. The Company’s business focus and scope and mix of operations are unique, which limits the usefulness of comparisons using a peer group. Instead, Pay Governance used more generalized reviews of external compensation levels to develop a reference range of compensation. As a result, the information provides less precision than data derived from more closely analogous peer groups. Pay Governance’s reference for comparison purposes included a broad range of consumer products companies, some of which have similar annual sales and EBIT to the Company, but most of which lack similar organizational complexity. In its assessment, Pay Governance considered compensation levels for CEOs at companies of comparable sales revenue and EBITDA, in addition to broader survey data. Some of the companies included in its assessment were Diamond Foods, Cal-Maine Foods, The Fresh Market, Core-Mark and Chiquita Brands.

Pay Governance advised the Committee in 2016 that, based on the above survey, the appropriate range for the CEO salary and bonus cash compensation was roughly $1.2-1.6 million, with an annual long-term incentive award of roughly $1.5 million. With respect to Mr. Roeth’s employment agreement, Pay Governance advised the Committee that in its opinion the total compensation package for Mr. Roeth was appropriate, given his experience level and performance and the strong emphasis on performance-based compensation vs. fixed compensation.

The Committee received similar advice from Pay Governance in 2017 and 2018.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options or restricted stock grants, or both). The Committee views market competitive base salary and the annual bonus targets as essential for attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance over the long term.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2018, base salary, benefits and perquisites ranged from approximately 28% to 58% of each executive officer’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as net sales, organic sales, earnings before interest and taxes, or EBIT, and net controllable assets and also considers mergers and acquisition performance and performance against long and short-term strategic goals. When evaluating individual performance, the Committee also considers subjective factors such as the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, as well as numerous other criteria.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company and achieve its business and strategic objectives.

Salary

The Committee reviews the base salary of most executive officers each year and generally recommends a modest increase consistent with projected increases for companies nationwide. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. In connection with Mr. Roeth’s appointment to Chief Executive Officer in June 2016, the Committee established an initial salary of $775,000 for him, representing a modest increase from the base salary paid to the Company’s former Chief Executive Officer, which had been reviewed and benchmarked against peer group companies by the Committee’s compensation consultant. In fiscal 2018, Mr. Roeth’s base salary was increased to $837,500. This increase reflected the Committee’s assessment of Mr. Roeth’s performance and took into consideration the fact that he had not received an increase in base salary at the end of either fiscal 2016 or fiscal 2017 and the requirement in his employment agreement that by the beginning of fiscal 2019 Mr. Roeth’s total cash compensation – including base salary and bonus – would be not less than $1,800,000. The Committee also approved a base salary increase of $10,000 for Mr. Lahanas and base salary increases of $7,100 and $8,400 for Mr. Yuhas and Mr. Lynch, respectively, in fiscal 2018. In connection with a reduction in her total hours commitment in July 2018, Ms. Schwichtenberg’s base salary was reduced to $243,600.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The Committee generally sets target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee uses a pre-determined formula based on actual performance against target EBIT, adjusted up or down based on average quarterly net controllable assets, to make the initial calculation of an executive officer’s actual bonus compensation, but the Committee retains full discretion to determine annual bonuses up to and beyond or below the amount of such executive officer’s bonus potential for the year based on individual performance and other factors. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2017 Bonuses. Beginning in early 2018, the Committee met to determine bonuses based on the Company’s performance in fiscal 2017. The following table sets forth the target bonus and actual bonus paid to the following named executive officers for fiscal 2017:

	% of Fiscal 2017 Base Salary		Bonus For Fiscal 2017
Executive Officer	Target	Actual
George C. Roeth	100%	116%	$900,000
Nicholas Lahanas	45%	49%	$185,000
Kay Schwichtenberg	50%	55%	$225,000
George A. Yuhas	50%	55%	$245,000

In determining the amount of bonuses awarded to the named executive officers for fiscal 2017, the Committee considered the Company’s financial performance in fiscal 2017, their individual performance, and progress made during fiscal 2017 in implementing the Company’s strategic initiatives. Importantly, the Company’s actual EBIT exceeded the target EBIT set at the beginning of the fiscal year resulting in actual bonuses exceeding target bonuses. The Committee awarded an annual bonus of $900,000 to Mr. Roeth based on the Company’s strong financial performance in fiscal 2017 and its assessment of Mr. Roeth’s individual performance. Bonuses were awarded to Messrs. Lahanas and Yuhas and Ms. Schwichtenberg based on the Company’s strong financial performance and for their individual efforts during fiscal 2017, including Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs. Mr. Lynch was not an executive officer in fiscal 2017.

Fiscal 2018 Bonuses. The Committee has not yet determined the amount of bonuses to be paid to the named executive officers with respect to fiscal 2018. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2018:

Executive Officer	% of Fiscal 2018 Base Salary		Bonus For Fiscal 2018
	Target	Actual
George C. Roeth	100%	(1)	(1)
Nicholas Lahanas	45%	(1)	(1)
Kay Schwichtenberg	50%	(1)	(1)
George A. Yuhas	50%	(1)	(1)
William Lynch	50%	(1)	(1)

(1)	To be determined.

The Company will report the fiscal 2018 bonus determinations in a Form 8-K once decisions are made.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined in the committee’s full discretion after giving consideration to the officer’s performance over the prior fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

In January 2018, the Committee granted Class A common stock options for 75,075 shares to Mr. Roeth, 14,450 shares to Mr. Lahanas, 12,386 shares to Ms. Schwichtenberg, 12,386 shares to Mr. Yuhas and 16,515 shares to Mr. Lynch. Under the terms of his employment agreement, Mr. Roeth was entitled to receive $750,000 in Black Scholes value of stock options with respect to fiscal year 2018 and will be entitled to similar grants in subsequent fiscal years in order to provide a strong linkage to shareholder interests. The vesting period for the stock options is 25% per year for four years.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment, for retention purposes and for other extraordinary contributions. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock.

Under the terms of his employment agreement, Mr. Roeth was entitled to receive at least $750,000 of Class A restricted stock for fiscal 2018 and subsequent fiscal years, subject to the achievement of certain performance goals. For fiscal 2018, the Committee decided to use time-based vesting, rather than performance-based vesting, for the restricted stock grant for fiscal 2018 in light of the Company’s strong performance in fiscal 2017.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, certain named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 31. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

The terms of these arrangements were set through individual negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions are intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not working for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees. The Company pays for a leased automobile or car allowance for certain named executive officers. Mr. Roeth is entitled to an allowance to cover medical expenses equal to $15,000 per year in lieu of his participation in the Company’s medical plan, and an annual allowance to cover financial planning services equal to $20,000 per year. The Company will also make an annual charitable contribution of $100,000 in the aggregate to the charity or charities of Mr. Roeth’s choosing.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does consider alternative forms of compensation, consistent with the Company’s compensation goals that preserve deductibility.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2018. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 21, 2018

MARY BETH SPRINGER, Chairperson

JOHN B. BALOUSEK

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 29, 2018.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
George C. Roeth	2018	820,673		(4)	750,001	744,203	51,876	2,366,754
President and Chief Executive Officer(5)	2017	775,000	900,000		699,157	806,054	53,019	3,233,230
	2016	232,500	795,000	(6)	520,040	40,147	266,048	1,853,735

Nicholas Lahanas	2018	387,308		(4)	—	143,240	3,701	534,249
Chief Financial Officer(7)	2017	346,246	185,000		401,172	100,735	3,120	1,036,273

Kay M. Schwichtenberg	2018	371,646		(4)	—	122,780	15,025	509,451
Executive Vice President	2017	404,385	225,000		—	120,899	15,096	765,380

George A. Yuhas	2018	448,092		(4)	—	122,780	26,898	597,770
General Counsel and Secretary	2017	450,491	245,000		—	120,907	26,370	842,768
	2016	459,438	247,250		—	163,560	25,620	895,868

William Lynch	2018	426,139	35,011	(4)	—	163,710	28,458	653,318
Senior Vice President(8)

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)

This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2018 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2018 are detailed in the following table:

Description	Roeth	Lahanas	Schwichtenberg	Yuhas	Lynch
Company matching contribution to 401(k) plan	$3,100	$3,125	$3,279	$3,183	$4,556
Medical and life insurance premiums	576	576	11,746	11,716	11,902
Car allowance or lease	13,200	—	—	12,000	12,000
Medical reimbursement	15,000	—	—	—	—
Financial planning allowance	20,000	—	—	—	—

Total	$51,876	$3,701	$15,025	$26,898	$28,458

(4)	Bonuses for fiscal 2018 have not yet been determined. The Company will file a Form 8-K under Item 5.02(f) to report the bonuses once the amounts have been determined.

(5)	Mr. Roeth became Chief Executive Officer in June 2016.

(6)	Bonus column includes a hiring bonus of $500,000.

(7)	Mr. Lahanas became Chief Financial Officer in May 2017.

(8)	Mr. Lynch became an executive officer in February 2018.

Employment Agreement – George C. Roeth

On May 3, 2016, the Company entered into an employment with Mr. Roeth under which he was entitled to receive an annual salary of $775,000 and a target bonus equal to 100% of his base salary. He also received a signing bonus of $500,000. Beginning in fiscal 2019 and each subsequent year that he serves as Chief Executive Officer, Mr. Roeth will be entitled to a salary plus target bonus for that fiscal year of not less than $1,800,000. The employment agreement also provides for long-term equity compensation. Mr. Roeth is entitled to $750,000 Black Scholes value of stock options and at least $750,000 of Class A Common Stock as a restricted stock grant, subject to the achievement of certain performance goals. The vesting period for both the restricted stock and the stock options is 25% per year and the options expire six years from the date of grant.

The Company may terminate Mr. Roeth at any time without cause by giving him 90 days’ notice. Subject to executing a general release, Mr. Roeth will be entitled to continued vesting of previously granted stock options and restricted stock. Under the terms of a post-employment consulting agreement, Mr. Roeth will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Roeth will be entitled to receive, on an annual basis, 15% of his base salary at the time of the termination of his employment with the Company, in addition to any compensation he may be entitled to for serving on the Board of Directors of the Company.

Employment Agreement – Kay M. Schwichtenberg

On April 1, 2014, the Company entered into a second amended and superseding employment agreement with Ms. Schwichtenberg. This employment agreement provides that Ms. Schwichtenberg will receive an annual minimum salary of $304,000 (subject to adjustment to $380,000 for an increased weekly time commitment). Effective July 1, 2018, Ms. Schwichtenberg’s annual salary was reduced to $243,600, commensurate with a reduction in time commitment. She is also eligible for an annual bonus, targeted at 50% of base compensation, subject to her and the Company’s performance. The agreement has an indeterminate term, unless terminated for her dismissal with cause, death or disability. The Company may terminate Ms. Schwichtenberg’s agreement at any time without cause upon four months’ written notice. If the Company terminates Ms. Schwichtenberg without cause, she will continue to receive her base salary and bonus eligibility for four months. Following such four-month period, Ms. Schwichtenberg’s salary and bonus target will be reduced to 20% of the salary in effect at the time notice was given and her work commitment will be proportionally reduced during a one year, tail period. The tail period may be renewable for subsequent one-year periods upon mutual agreement.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits in lieu of giving 24 months’ notice.

Employment Agreement – William Lynch

Effective October 10, 2016, the Company entered into an Employment Agreement with William Lynch. This employment agreement provides that Mr. Lynch will receive an annual minimum salary of $420,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Lynch’s agreement at any time without cause upon 90 days’ written notice. Subject to executing a general release, Mr. Lynch will be entitled to continued vesting of previously granted stock options and restricted stock. Under the terms of a post-employment consulting agreement, Mr. Lynch will provide consulting services for 48 months upon termination of his employment with the Company. For these services, Mr. Lynch will be entitled to receive, on a monthly basis, 30% of his base salary for such consulting services during the first two years after termination of employment with the Company and 15% of his base salary for the following two years.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2018, which ended on September 29, 2018. The restricted stock awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table, to the extent that they did not fully vest prior to fiscal year end.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)($)
		Threshold (# shares)	Target (# shares)	Maximum (# shares)
George C. Roeth	1/19/18	—	—	—	20,436	(2)(3)	—		—	750,001
	1/19/18	—	—	—			75,075	(2)(4)	36.70	744,203
Nicholas Lahanas	1/19/18	—	—	—	—		14,450	(2)(4)	36.70	143,240
Kay M. Schwichtenberg	1/19/18	—	—	—	—		12,386	(2)(4)	36.70	122,780
George A. Yuhas	1/19/18	—	—	—	—		12,386	(2)(4)	36.70	122,780
William Lynch	1/19/18	—	—	—	—		16,515	(2)(4)	36.70	163,710

(1)

The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 13, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K filed on November 28, 2018 for the relevant assumptions used to determine the valuation of our stock awards.

(2)	Class A Common Stock.

(3)	The restricted stock vests in increments of 25% on each of January 19, 2019, 2020, 2021 and 2022.

(4)	The options vest in increments of 25% on each of January 19, 2019, 2020, 2021 and 2022.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2018, which ended on September 29, 2018.

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
George C. Roeth	14,546	(3)	—		—	13.75	8/9/19	—		—	—	—
	24,485	(3)	48,971	(3)(4)	—	30.94	1/20/23	—		—	—	—
	—		75,075	(3)(5)	—	36.70	1/19/24	—		—	—	—
	—		—		—	—	—	13,478	(3)(6)	446,661	—	—
	—		—		—	—	—	16,824	(3)(7)	557,547	—	—
	—		—		—	—	—	20,436	(3)(8)	677,249	—	—
Nicholas Lahanas	—		4,500	(3)(9)	—	10.63	3/31/21	—		—	—	—
	—		9,000	(3)(10)	—	13.82	1/29/22	—		—	—	—
	3,060	(3)	9,180	(3)(4)	—	30.94	1/20/23	—		—	—	—
	—		14,450	(3)(5)	—	36.70	1/19/24	—		—	—	—
	—		—		—	—	—	3,153	(3)(11)	104,490	—	—
	—		—		—	—	—	6,300	(3)(12)	208,782	—	—
	—		—		—	—	—	6,400	(3)(13)	212,096	—	—
Kay M. Schwichtenberg	—		12,500	(3)(8)	—	10.63	3/31/21	—		—	—	—
	—		25,000	(3)(9)	—	13.82	1/29/22	—		—	—	—
	3,672	(3)	11,018	(3)(4)	—	30.94	1/20/23	—		—	—	—
	—		12,386	(3)(5)	—	36.70	1/19/24	—		—	—	—
George A. Yuhas	25,000	(3)	12,500	(3)(8)	—	10.63	3/31/21	—		—	—	—
	11,750	(3)	23,500	(3)(9)	—	13.82	1/29/22	—		—	—	—
	3,672	(3)	11,019	(3)(4)	—	30.94	1/20/23	—		—	—	—
	—		12,386	(3)(5)	—	36.70	1/19/24	—		—	—	—
William Lynch	4,897	(3)	14,693	(3)(4)	—	30.94	1/20/23	—		—	—	—
	—		16,515	(3)(5)	—	36.70	1/19/24	—		—	—	—
	—		—		—	—	—	44,643	(3)(14)	1,479,469	—	—

(1)	All options were granted at the closing market price on the date of grant.

(2)	Market value was calculated based on the closing sale price of $33.14 per share for the Class A Common Stock on September 28, 2018, the last trading day in fiscal 2018.

(3)	Class A Common Stock.

(4)	The options vest in increments of one-third upon each of January 20, 2019, 2020 and 2021.

(5)	The options vest in increments of 25% upon each of January 19, 2019, 2020, 2021 and 2022.

(6)	The restricted stock vests in increments of 50% on each of June 1, 2019 and 2020.

(7)	The restricted stock vests in increments of one-third on each of January 20, 2019, 2020 and 2021.

(8)	The restricted stock vests in increments of 25% on each of January 19, 2019, 2020, 2021 and 2022.

(9)	The options vest on March 31, 2019.

(10)	The options vest in increments of 50% upon each of January 29, 2019 and 2020.

(11)	The restricted stock vests on February 14, 2019.

(12)	The restricted stock vests in increments of one-third on each of March 7, 2020, 2021 and 2022.

(13)	The restricted stock vests in increments of one-third on each of May 10, 2020, 2021 and 2022.

(14)	The restricted stock vests in increments of one-third on each of August 2, 2019, 2020 and 2021.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2018, which ended on September 29, 2018.

	Option Awards(1)		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
George C. Roeth	20,284	533,266	—	—
	—	—	4,040	147,904
	—	—	1,567	57,368
	—	—	6,739	256,015
Nicholas Lahanas	4,500	108,720	—	—
	4,500	128,565	—	—
	—	—	3,153	117,165
	—	—	3,334	125,092
	—	—	1,500	58,350
Kay M. Schwichtenberg	12,500	386,625	—	—
	12,500	346,750	—	—
George A. Yuhas	—	—	4,167	162,096
William Lynch	—	—	—	—

(1)	Company Class A Common Stock.

Nonqualified Deferred Compensation

None of the named executive officers participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 29, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	2,329,467	(1)	$22.56	16,095,409	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	2,329,467	(1)	$22.56	16,095,409	(2)

(1)

Includes 2,221,847 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 107,620 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)

Includes 4,458,492 shares of Common Stock and 10,819,786 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan 109,728 shares of Common Stock and 707,403 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Some of our executive officers have employment agreements with us. Such employment agreements are terminable at any time. Under these agreements, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 29, 2018, the last day of the Company’s 2018 fiscal year.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and are conditioned upon the executive not going to work for one of the Company’s principal competitors. Except as described below with respect to Mr. Roeth’s agreement, the Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post- Employment Consulting Payments	Health and Employee Benefits	Equity Vesting	Total
George C. Roeth(1)	—	$502,500	—	$1,789,193	$2,291,694
Nicholas Lahanas	—	—	—	—	—
Kay M. Schwichtenberg(2)	$180,264	$79,699	—	—	$259,963
George A. Yuhas(3)	$337,500	$67,500	$8,787	—	$413,787
William Lynch(1)	—	$385,560	—	$1,511,794	$1,897,354

(1)

The value of restricted stock and options issued for which vesting would be extended in connection with a termination is calculated based on the closing sale prices on September 28, 2018, the last trading day in fiscal 2018 of $33.14 for Class A Common Stock.

(2)	Includes $50,344 of bonuses due Ms. Schwichtenberg under her employment agreement.

(3)

The Company is required to provide Mr. Yuhas with 24 months’ notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months’ additional salary and benefits, or approximately $923,432 in lieu of giving 24 months’ notice.

Kay M. Schwichtenberg

Ms. Schwichtenberg is a party to a Post-Employment Consulting Agreement pursuant to which she has committed to make herself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Ms. Schwichtenberg will receive approximately $3,234 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for one year after termination of employment with the Company. Mr. Yuhas will receive approximately $5,625 per month (subject to changes in Mr. Yuhas’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

William Lynch

Mr. Lynch is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 40-50 hours per month for the first two years after termination of employment with the Company and for 20-30 hours per month for the following two years. Mr. Lynch will receive approximately $10,710 per month for such consulting services during the first two years after termination of employment with the Company and $5,355 per month for the following two years. This agreement contains confidentiality and non-competition provisions.

CEO Pay Ratio

The annual total compensation of George Roeth, our Chief Executive Officer, was $2,366,754 in fiscal 2018, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding its Chief Executive Officer, was $40,814 for fiscal 2018. Accordingly, for fiscal 2018, the ratio of the annual total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all our other employees (the “Pay Ratio”) was 58 to 1. Mr. Roeth’s annual total compensation does not include any annual bonus earned for fiscal 2018 as such bonus has not been determined as of the date of this proxy statement. If the target amount of Mr. Roeth’s bonus was included in his annual total compensation, then the Pay Ratio would have been 79 to 1.

To identify the median employee and the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that the Company used were as follows:

•	The Company selected September 29, 2018, which is within the last three months of fiscal year 2018, to identify its employee population.

•

As permitted by SEC rules, in identifying our employee population, the Company excluded a total of 1,089 employees of two companies that it acquired during fiscal 2018, consisting of 772 employees of Bell Nursery, which was acquired in March 2018, and 317 employees of General Pet Supply, which was acquired in April 2018. The Company also excluded a total of 121 employees located in the following international jurisdictions representing in the aggregate less than 5% of its employee population as a whole: Mexico (60 employees) and the United Kingdom (61 employees).

The employee population, prior to taking into consideration these exclusions, consisted of approximately 5,406 individuals. The employee population, after taking into consideration these exclusions, consisted of approximately 4,196 individuals.

•	To identify the median employee from its employee population, the Company selected total taxable cash compensation as the measure of compensation.

•	The Company then determined its median employee and calculated the annual total compensation of this employee for fiscal 2018 based on the Summary Compensation Table rules.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she does not participate in any discussion or approval of that interested transaction, except that the director is required to provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the related party to confirm that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Under an Employment and Non-Compete Agreement dated February 27, 1998, and subsequently modified and extended agreement, Mr. Pennington will continue to serve as Director of Special Projects for the Company through February 28, 2020; provided that the Company may terminate the agreement upon 90 days’ notice in which event Mr. Pennington will be entitled to receive 12 months’ severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $135,000 annually. During the past fiscal year, Wildlife Foods, LLC, a company owned by Mr. Pennington’s son-in-law, purchased the assets of Wildlife Foods LTD, LLC (which manufactures corn-based bird feed ingredients). A division of Pennington Seed, a subsidiary of the Company, purchased approximately $900,000 of feed products from Wildlife Foods LTD, LLC and Wildlife Foods, LLC during the fiscal year ended September 29, 2018, including approximately $600,000 purchased from Wildlife Foods, LLC subsequent to the acquisition.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 14, 2018.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent(2)	Percent of Total Voting Power(3)
Executive Officers:
George C. Roeth	—		—		155,379	(4)	*	*
Nicholas Lahanas	—		—		63,586	(5)	*	*
Kay M. Schwichtenberg	—		—		41,429	(6)	*	*
George A. Yuhas	—		—		75,546	(7)	*	*
William Lynch	—		—		58,656	(8)	*	*

Directors and Nominees:
John B. Balousek	—		5,160		23,176	(9)	*	*
William E. Brown	1,646,007	(10)	1,574,019		2,049,286	(11)	9.1%	57.4%
Thomas J. Colligan	—		—		11,196	(12)	*	*
Michael J. Edwards	—		2,930		2,347	(13)	*	*
John E. Hanson	—		—		—		*	*
Brooks M. Pennington III(14)	—		174,492	(15)	71,392	(16)	*	*
John R. Ranelli			7,439	(17)	6,393	(18)	*	*
Mary Beth Springer	—		—		9,295	(19)	*	*
Andrew K. Woeber	—		—		7,175	(20)	*	*

All directors and executive officers as a group (14 persons)(21)	1,646,007		1,764,040		2,574,856		10.4%	59.0%

Five Percent Stockholders:
BlackRock, Inc.(22)	—		1,451,189		4,491,328		10.3%	6.1%
Dimensional Fund Advisors LP(23)	—		969,691		3,047,814		6.9%	4.1%
The Vanguard Group(24)	—		1,362,621		3,443,413		8.3%	5.7%
Wells Fargo & Company(25)	—		860,894		—		1.5%	3.6%
Renaissance Technologies Holdings Corporation (26)	—		670,476		—		1.2%	2.8%
Ameriprise Financial, Inc. (27)	—		1,275,137		—		2.2%	5.4%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)

Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 14, 2018, there were 1,652,262 shares of Class B Stock, 12,145,135 shares of Common Stock and 44,015,721 shares of Class A Common Stock outstanding.

(3)

Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)

Includes 82,284 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(5)	Includes 14,232 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(6)

Includes 22,941 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(7)

Includes 58,941 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(8)

Includes 14,013 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(9)	Includes 20,549 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(10)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(11)

Includes 240,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts.

(12)	Includes 8,753 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(13)	Includes 1,805 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(14)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(15)

Includes 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 7,604 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(16)

Includes 16,003 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Includes 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 15,208 shares held by Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse. Excludes units held in the CENTA Stock Fund in the Company’s 401(k) plan.

(17)	Includes 7,439 shares of Common Stock held in trust.

(18)	Includes 6,003 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018. Includes 100 shares of Class A Common Stock held in trust.

(19)	Includes 8,753 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(20)	Includes 6,003 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(21)	Includes 260,280 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 14, 2018.

(22)

The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s common stock filed on January 19, 2018 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on January 23, 2018.

(23)

The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 9, 2018.

(24)

The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s common stock filed on February 09, 2018 and a Schedule 13G/A reflecting beneficial holdings of the Company’s Class A common stock filed on February 9, 2018.

(25)

The address of Wells Fargo & Co. is 420 Montgomery Street, San Francisco, CA 94104. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on January 29, 2018.

(26)

The address of Renaissance Technologies Holdings Corporation. is 800 Third Avenue, New York, New York 10022. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 14, 2018.

(27)

The address of Ameriprise Financial, Inc. is 145 Ameriprise Financial Center, Minneapolis, MN 55474. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on October 10, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from October 1, 2017 to September 29, 2018 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with; provided, however, that Mr. Yuhas failed to timely file a Form 4 in March 2016 to report a net share settlement in connection with vesting of restricted stock units. The filing has now been made.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, is available at the Company’s website at www.central.com/about-us/responsibility#values-and-ethics.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2019 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 23, 2019. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2020 which is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 6, 2019. If the stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but the Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2020.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 21, 2018

By Order of the Board of Directors

George A. Yuhas, Secretary

CENTRAL GARDEN & PET COMPANY 1340 TREAT BOULEVARD, SUITE 600 WALNUT CREEK, CA 94597

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 11, 2019 for shares held directly and by 11:59 p.m. Eastern Time on February 7, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 11, 2019 for shares held directly and by 11:59 p.m. Eastern Time on February 7, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53917-P14907 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1. Election of Directors	☐	☐	☐
Nominees:
01) John B. Balousek 06) Brooks M. Pennington III
02) William E. Brown 07) John R. Ranelli
03) Thomas J. Colligan 08) George C. Roeth
04) Michael J. Edwards 09) M. Beth Springer
05) John E. Hanson
					For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending on September 28, 2019.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2018 Annual Report and Stockholder Letter are available at www.proxyvote.com.

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E53918-P14907

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Stockholders

February 12, 2019 10:30 A.M.

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Brooks M. Pennington III and George C. Roeth, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden & Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2019 Annual Meeting of Stockholders to be held at the Embassy Suites Walnut Creek, 1345 Treat Blvd., Walnut Creek, California 94597, on February 12, 2019 at 10:30 A.M., PST or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side